EXHIBIT 15


                             ARTHUR ANDERSEN LLP




To Jacobson Stores Inc.:

We are aware that Jacobson Stores Inc. has incorporated by reference in its Form S-8 Registration Statements No. 2-88295 and No. 033-53469 and Form S-2 Registration Statement No. 33-10532 its Form 10-Q for the quarter ended July 29, 1995, which includes our report dated August 10, 1995, covering the unaudited interim condensed consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


                                          Very truly yours,


                                          /s/  Arthur Andersen LLP


Detroit, Michigan
September 8, 1995